PROPERTY MANAGEMENT AGREEMENT
(Rudgate Manor)

This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into this 14th day of November, 2012 (the “Effective Date”), among RUDGATE VILLAGE SPE, LLC, a Delaware limited liability company (“Owner”), and SUN HOME SERVICES, INC., a Michigan corporation (“Manager”).

RECITALS

A.    Owner is the owner of that certain manufactured housing community known as Rudgate Manor, which is further described on the attached Exhibit A, including, without limitation, land, easements, buildings, structures, improvements, manufactured home sites, fixtures attached to or used at the property, parking, facilities, walkways, ramps, machinery, equipment, goods, licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation or the property, and all other items and rights now or hereafter belonging to Owner and used in any manner and in relation thereto (the “Property”).

B.    Owner, Rudgate Clinton SPE, LLC, a Delaware limited liability company (“RC SPE”), and Rudgate Clinton Estates SPE, LLC, a Delaware limited liability company (“RC Estates SPE,” and together with Owner and RC SPE, the “Senior Loan Borrowers”), have obtained from Ladder Capital Finance LLC, (the “Senior Lender”) a loan (the “Senior Loan”) secured by first mortgages on the Property and that certain manufactured housing community owned by RC SPE and RC Estates SPE (collectively, the “Rudgate Clinton Owners”) known as Rudgate Clinton (“Rudgate Clinton”), pursuant to that certain Loan Agreement dated November 15, 2012 (the “Senior Loan Agreement”) among the Senior Loan Borrowers and the Senior Lender.

C.    Rudgate Village Holdings, LLC, a Michigan limited liability company (“RV Holdings”), is the sole member of Owner, Rudgate Clinton Holdings, LLC, a Michigan limited liability company (“RC Holdings”), is the sole member of RC SPE, and Rudgate Clinton Estates Holdings, LLC, a Michigan limited liability company (“RC Estate Holdings,” and together with RV Holdings and RC Holdings, the “Mezzanine Borrowers”), is the sole member of RC Estate SPE.

D.    The Mezzanine Borrowers have obtained from Sun Rudgate Lender LLC (the “Mezzanine Lender”) a mezzanine loan (the “Mezzanine Loan”) secured by, among other things, their respective membership interests in the Owner and the Rudgate Clinton Owners, pursuant to that certain Mezzanine Loan Agreement, dated November 14, 2012 (the “Mezzanine Loan Agreement”) among the Mezzanine Borrowers and the Mezzanine Lender.

E.    Owner desires to (i) engage and appoint Manager to perform the property management and leasing services more particularly described in this Agreement, and (ii) engage and appoint Manager to act as asset manager of the Property and to perform the asset management services more particularly described in this Agreement, and Manager desires to accept such engagement and appointment, all upon and subject to the terms and conditions hereinafter set forth.

F.    Manager and the Rudgate Clinton Owners have entered into a Property Management Agreement dated the date hereof (the “Rudgate Clinton Management Agreement”) under which the Rudgate Clinton Owners have engaged Manager to perform property management, leasing and asset management services with respect to Rudgate Clinton on terms substantially the same as those set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, Owner and Manager agree as follows:

1.        Appointment of Manager. Owner hereby appoints Manager as the exclusive managing and leasing agent for the Property, and as Owner's agent to perform asset management services and otherwise coordinate ownership activities for the Property, and Manager hereby accepts such appointment, each upon and subject to the terms and conditions set forth in this Agreement. Manager shall be deemed to be an independent contractor and no partnership or joint venture relationship between Owner and Manager is created or is intended by this Agreement.

2.        Effective Date; Term. Except as otherwise set forth in Section 8 herein, this Agreement shall commence on the date hereof and continue until the tenth anniversary of the date of this Agreement.

3.        Manager's Duties and Powers as Property Manager.

(a)        General Scope. Manager shall manage, coordinate and supervise the proper conduct of the business and affairs pertaining to the operation, maintenance and management of the Property (all such activities being hereinafter collectively referred to as “Management Activities”), consistent with the same standards and practices Manager employs in connection with managing properties for Sun Communities Operating Limited Partnership and its affiliates (the “Applicable Standards”). Except as otherwise specifically provided in this Agreement, Manager shall have full control and decision-making authority over the operation, maintenance and management of the Property. Manager shall have such responsibilities, and shall perform and take, or cause to be performed or taken, all such services and actions customarily performed or taken by managing agents of property of similar nature, location and character to that of the Property as shall be necessary or advisable for the proper conduct of the Management Activities, including, without limitation, the duties and powers set forth in Sections 3(b) through 3(l) below. Unless otherwise specifically provided in this Agreement, all services and actions which Manager is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Management Activities shall be performed or taken, as the case may be, for and on behalf of Owner and at Owner's sole expense including, without limitation, Manager's travel expenses, Manager's on-site personnel, including the property manager, and Manager's contracting with third parties for certain services as provided for herein. All Property Revenue (as defined in Section 3(c) below) shall be made available to Manager to be used in conducting the Management Activities. If, in the judgment of Manager, such Property Revenue is not sufficient to permit the Manager to conduct the Management Activities, Owner may, but shall not be required to, contribute cash in an amount equal to any such shortfall to permit the Manager to conduct the Management Activities. In no event shall Owner be deemed to be in default under this Agreement in the event Owner does not contribute cash to fund any such shortfalls. To the extent Owner does not elect to so contribute cash to make up any such shortfall, and Manager reasonably determines that such funds are needed in order for Manager to perform the Management Activities in accordance with Applicable Standards, the Owner shall be required to cause the Mezzanine Borrowers to request additional advances under the Mezzanine Loan to fund such shortfalls and to the extent such Mezzanine Borrowers receive any additional advances under the Mezzanine Loan to fund such shortfalls, Mezzanine Borrowers shall cause such funds to be contributed to Owner and then funded to Manager to make up any remaining shortfall or Owner shall authorize or cause Mezzanine Borrowers to authorize Mezzanine Lender to cause the additional advance to be funded directly to Manager.

(b)        Budget; Reconciliation. Manager shall cause to be prepared on an annual operating budget (the "Operating Budget") for the operation, maintenance, repair and leasing of the Property in accordance with the Applicable Standards for the immediately succeeding calendar year. Manager shall deliver a copy of the Operating Budget to Owner at Owner's written request.

(c)        Rent and Collections. Manager shall endeavor in accordance with the Applicable Standards to collect from all persons and/or entities occupying or using space in the Property (individually a “Tenant” and collectively “Tenants”) all fixed, based and minimum rent and all other amounts payable by such Tenants, including, without limitation, taxes and electricity or other utility services, if applicable (all such fixed, base or minimum rents and other amounts, if any, being sometimes hereinafter collectively referred to as “Rent”) under their respective leases or license, occupancy or similar agreements (individually a “Lease” and collectively “Leases”), and in connection therewith, shall prepare and deliver to Tenants all “late payment,” default and other appropriate notices, requests, bills, demands and statements, including notices of taxes, electricity and other utility services increases. Manager may retain counsel, collection agencies and such other persons and firms as Manager shall deem appropriate or advisable, to enforce by legal action the rights and remedies of Owner against any Tenant in default in the performance of its obligations under the Lease and shall be entitled to utilize “Property Revenue” (as defined below) in order to pay all costs and expenses incurred in connection therewith. In the event a portion of any Rent received by Manager represents such Tenant's installment payment towards its manufactured home, Manager shall cause such installment payment to be paid to holder to the installment contract for such manufactured home. On the Effective Date, Manager and Owner shall make the following adjustments to Property Revenue:

(i)     Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project prior to the Effective Date and which become delinquent prior to the Effective Date (other than current taxes), and all installments of special assessments levied on any portion of the Project prior to the Effective Date and which become delinquent prior to the Effective Date, shall be paid by Owner prior to the Effective Date. Current real estate taxes, current installments of special assessments and current personal property taxes levied against any portion of any Project paid by Owner and applicable to the period after the Effective Date shall be prorated and adjusted between the parties on the due date basis of the taxing authority (it being agreed such taxes are payable in advance) and the portion allocable to the period on and after the Effective Date shall be paid by Manager to Owner on the Effective Date.

(ii)     The amount of all unpaid water and other utility bills for the Project which are not directly billed to the tenants of the Project, and all other operating and other expenses incurred with respect to the Project relating to the period prior to the Effective Date, shall be paid by Owner on or prior to the Effective Date or, if not paid, as soon as possible after Closing following receipt of an invoice therefor and if prepaid by Owner, such amounts shall be reimbursed by Manager to Owner on the Effective Date. In the event water is submetered and billed to the tenants, then the company completing such submetering shall continue to bill such tenants for the water services utilized through the date of Closing and shall remit all amounts received to the Owner as and when received for periods through the Effective Date. In the event that Manager receives any payments from residents of the Projects which are payments for water bills for periods through the Effective Date, Manager shall promptly remit such amounts to Owner as and when received.

(iii)     Charges under service, utility, supply, maintenance and employment contracts and agreements and all other continuing contractual obligations affecting any Owner or the ownership, operation or development of any Project, and all amendments thereto and which will not be terminated as of the Effective Date (the “Project Contracts”) attributable to the period prior to the Effective Date shall be paid by Owner prior to the Effective Date, or, if not paid, the amount due shall be paid by Owner to Manager on the Effective Date and if prepaid by Owner, such amounts shall be reimbursed by Manager to Owner on the Effective Date.

(iv)     All prepaid rental and other revenues collected up to the Effective Date which are allocable to the period from and after the Effective Date shall be Property Revenue and as such paid by Owner to Manager for application in accordance with Section 3(d) below. Current resident rents shall be prorated and adjusted as of the date of Closing based upon the actual number of days in the month of Closing with Manager being paid credited for rents on the date of Closing. All rental and other revenues actually collected by Manager attributable to rent due for such month of Closing and received by Manager within sixty (60) days following the Effective Date, shall be prorated between Owner and Manager based on the number of days in such month with Owner receiving rents from the first (1st) day of such month through the Effective Date and with Manager receiving such rents from the Effective Date through the last day of the month. Except as provided in the preceding paragraph, to the extent Manager collects, within one hundred eighty (180) after the Closing, any rental or revenues allocable to the period prior to the Effective Date, Manager shall pay the same to Owner and Manager shall use its good faith efforts to collect all such rent or revenues allocable to the period prior to the Effective Date, but Manager shall not be required to commence litigation or institute evictions with respect to such tenants; provided, however, and except as otherwise set forth above, Manager is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Effective Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the tenant leases or otherwise. Further, Owner shall not have the right to seek collection, through litigation or otherwise, of unpaid rent from any person while they remain a tenant of the Property, nor shall Owner institute any eviction or lockout proceedings against any residents to recover delinquent rents. Owner shall retain one hundred (100%) percent of the right to receive any past due rents with respect to residents who are no longer residents of the Property.

(v)        An amount equal to all expenses of the Property which were paid prior to the Effective Date and for which Manager will benefit after the Effective Date including, without limitation, annual license and permit fees, shall be paid by Manager to Owner on the Effective Date, and an amount equal to all expenses of the Property which were incurred prior to the Effective Date and are due or paid after the Effective Date shall be paid by Manager from Project Revenues.

(vi)     All compensation, fringe benefits and other amounts due the employees of any Owner or any manager of the Property for the period prior to the Effective Date, whether as hourly pay, salaries, overtime, bonus, vacation or sick pay, severance pay, pensions or otherwise, and all amounts due for the payment of employment taxes with respect thereto, shall be paid by Owner on or prior to the Effective Date, or as soon as reasonably possible following the Effective Date.

(vii)     Manager acknowledges and agrees that Owner may have entered into certain cable agreements prior to the date hereof and in the event Owner received any door fees or lump sum payments with respect to such cable agreements, such amounts shall be Owner' sole and exclusive property and shall not be prorated and in no event shall Manager receive a credit with respect to any such door fees or lump sum payments.

(d)     Property Revenue after the Effective Date. From and after the Effective Date, each month, and except as otherwise set forth above, Manager shall apply the Rent so collected and any and all other revenue pertaining to the Property from whatever source (together with Rent, “Property Revenue”) as follows:

(i)        First, to the payment of all operating and other expenses incurred in connection with the Property in order to manage the Property in accordance with the Applicable Standards, which are not otherwise payable by third parties, as reasonably determined by the Manager, including, but not limited to, all expenses incurred by Manager in performing its obligations under this Agreement, all capital expenditures, the cost of maintaining the Property, any and all repair, maintenance and other obligations under any Lease, the cost of all operation, maintenance, improvement, protection, preservation, display, marketing, leasing or other activities on or with respect to the Property, including without limitation, real estate taxes, insurance premiums and assessments (collectively, the “Operating Expenses”). Operating Expenses shall also include, without limitation, all costs and expenses incurred by Owner and/or Manager related to corporate annual registration payments, resident agent fees, bank fees, independent director fees, loan servicing and related costs, expenses and fees, accounting fees and other costs and expenses incurred as a result of reporting requirements imposed under any mortgage loans (in excess of those incurred by Owner in the absences of such requirements) and all other similar excess costs and expenses incurred in order to comply with the requirements of any mortgage loans. In the event that Property Revenue collected for any month is insufficient to pay that month's Operating Expenses in full, the Owner shall be required to cause the Mezzanine Borrowers to request additional advances under the Mezzanine Loan to fund such Operating Expense shortfalls and to the extent such Mezzanine Borrowers receive any additional advances under the Mezzanine Loan to fund such shortfalls, Mezzanine Borrowers shall cause such funds to be contributed to Owner and then funded to Manager to make up any remaining shortfall or Owner shall authorize or cause Mezzanine Borrowers to authorize Mezzanine Lender to cause the additional advance to be funded directly to Manager.

(ii)        Second, to the payment of the debt service obligations of the Senior Loan Borrowers to the Senior Lender, under the Senior Loan Agreement. It is acknowledged and agreed that a portion of the revenue from Rudgate Clinton will also be used to repay such debt service obligations pursuant to Section 3(c)(ii) of the Rudgate Clinton Management Agreement. It is further acknowledged and agreed that the obligation to apply Property Revenue to such debt obligations under this Section 3(c)(ii) shall be satisfied only when repayments under the Senior Loan Agreement pursuant to this Section 3(c)(ii) and Section 3(c)(ii) of the Rudgate Clinton Management Agreement are in the aggregate sufficient to satisfy all such current debt service obligations, regardless of the relative portions of such repayments made under this Agreement and the Rudgate Clinton Management Agreement.

(iii)        Third, to the payment of the Property Management Fees to Manager pursuant to the provisions of Section 7 of this Agreement, including any accrued and unpaid Property Management Fees.

(iv)        Fourth, to the payment of that portion of the accrued and unpaid interest owing to the Mezzanine Lender under the Mezzanine Loan Agreement determined by applying a 2.0% annual interest rate on the principal outstanding under the Mezzanine Loan Agreement and the related promissory notes. It is acknowledged and agreed that a portion of the revenue from Rudgate Clinton will also be used to repay the same amount of interest under the Mezzanine Loan Agreement pursuant to Section 3(c)(iv) of the Rudgate Clinton Management Agreement. It is further acknowledged and agreed that the obligation to apply Property Revenue to such portion of the Mezzanine Loan interest under this Section 3(c)(iv) shall be satisfied only when payments of such interest pursuant to this Section 3(c)(iv) and Section 3(c)(iv) of the Rudgate Clinton Management Agreement are in the aggregate sufficient to satisfy the interest payment requirement set forth above, regardless of the relative portions of such repayments made under this Agreement and the Rudgate Clinton Management Agreement.

(v)        Fifth, to the payment to the Owner of up to $135,000 per year, payable within thirty (30) days of the end of each calendar year of the Property, to permit the Owner to make distributions to its direct and indirect equity owners, including any accrued but unpaid amounts payable pursuant to this Section 3(c)(v) for prior years, less any unpaid amounts owed by Owner under the Guaranty executed by Owner in connection with that certain Asset Purchase Agreement (the “APA”) dated as of the date hereof between Owner, certain affiliates of Owner, and Sun Communities Operating Limited Partnership (“SCOLP”) which unpaid amounts which are not disputed by Owner shall be paid to SCOLP. If the unpaid amounts under the Guaranty are disputed by Owner, Manager shall retain the disputed amount until instructed otherwise by a court of competent jurisdiction or in writing jointly by Owner and SCOLP or, if appropriate, interplead the disputed amount in to a court of competent jurisdiction, which the parties agree is the Oakland County, Michigan Circuit Court. It is acknowledged and agreed that a portion of the revenue from Rudgate Clinton will also be used to pay up to $135,000 per year to the Rudgate Clinton Owners pursuant to Section 3(c)(v) of the Rudgate Clinton Management Agreement. It is further acknowledged and agreed that, notwithstanding anything to the contrary in this Agreement or the Rudgate Clinton Management Agreement, the aggregate payments to the Owner under this Section 3(c)(v) and to the Rudgate Clinton Owners pursuant to Section 3(c)(v) of the Rudgate Clinton Management Agreement shall not exceed $135,000, regardless of the relative amounts of the payments to Owner and the Rudgate Clinton Owners hereunder and thereunder.

(vi)            Sixth, to the payment of the Asset Management Fees and reimbursable expenses to Manager pursuant to the provisions of Section 7 of this Agreement, including any accrued and unpaid Asset Management Fees and reimbursable expenses.

(vii)        Seventh, to the establishment of such reserves as Manager shall deem necessary for the benefit of the Property in its sole and absolute discretion.

(viii)        Eighth, to the payment of all interest and principal payable to the Mezzanine Lender under the Mezzanine Loan Agreement and the related promissory notes that have not been previously paid under Section 3(c)(iv) of this Agreement, which payments shall be applied first to accrued and unpaid interest and then to unpaid principal. It is acknowledged and agreed that a portion of the revenue from Rudgate Clinton will also be used to repay principal and interest under the Mezzanine Loan Agreement pursuant to Section 3(c)(viii) of the Rudgate Clinton Management Agreement. It is further acknowledged and agreed that the obligation to apply Property Revenue to such principal and interest repayment obligations under this Section 3(c)(viii) shall be satisfied only when repayments of Mezzanine Loan principal and interest pursuant to this Section 3(c)(viii) and Section 3(c)(viii) of the Rudgate Clinton Management Agreement are in the aggregate sufficient to satisfy repay the Mezzanine Loan in full, regardless of the relative portions of such repayments made under this Agreement and the Rudgate Clinton Management Agreement.

(e)        Employees.

(i)        To the extent Manager deems necessary for the conduct of the Management Activities, Manager shall hire personnel who, in each instance, shall be employees of Manager. In no event shall Owner be obligated to hire any employees with respect to the Property. The wages and benefits of any personnel hired by Manager shall be paid as provided in Section 3(c) above. Manager shall direct and supervise all personnel hired by Manager in the performance of their duties and shall discharge all personnel whose employment Manager shall determine to be unnecessary or undesirable. Manager shall use all reasonable efforts to minimize duplication of services among its employees and to avoid overtime whenever reasonably possible. Manager shall select the personnel it employs to perform the Management Activities in accordance with the Applicable Standards.

(ii)        Manager shall (A) pay all wages and other benefits properly payable to the employees hired by Manager under Section 3(d)(i) above, (B) maintain adequate payroll records, (C) remit to the proper authorities all required income and social security withholding taxes, unemployment insurance payments, workmen's compensation payments and such other amounts with respect to the wages and other benefits payable to such employees as may be required under applicable laws, together in each case with all required reports or other filings, and (D) obtain, maintain and administer all medical, disability and other insurance benefits and other fringe benefits as may from time to time be required under any union or other agreements or arrangements pertaining to Manager's employment, as the case may be, of such personnel.

(f)        Professionals and Contractors. To the extent Manager deems necessary in connection with the Management Activities, Manager shall (i) identify and enter into contracts with architects, engineers, accountants, attorneys, tradesmen and other independent contractors qualified to perform services at the Property, and (ii) supervise the administration, and monitor the performance, of all work to be performed and services to be rendered under all such contracts. Manager shall use due care in the selection of all such contracts. Manager shall select all such professionals and other independent contractors in accordance with the Applicable Standards. All contracts entered into in connection with the performance of the Management Activities shall be entered into in the name of Manager.

(g)        Maintenance.

(i)        Manager shall cause the Property, including common areas thereof, sidewalks, signs, parking lots and landscaping, to be maintained in good and safe condition. In connection with such maintenance obligations, Manager shall be permitted to use the equipment and vehicles owned by Owner and located on the Property and Manager shall obtain insurance for such equipment and fund the costs thereof from Property Revenue.

(ii)        To the extent of the capacity of all equipment and systems located in or servicing the Property, Manager shall cause all such equipment and systems to be operated effectively and maintained in good repair. Further, Manager shall cause to be provided or made available to Tenants those services which Owner is required to provide or to make available under Leases.

(iii)        Manager shall enter into such service and maintenance contracts as Manager shall reasonably deem necessary or appropriate for the operation and maintenance of the Property, including, but not limited to, the equipment and systems located in or servicing the Property, contracts for utilities, telephone service, landscape maintenance, rubbish removal, fuel, security, food vending and vermin extermination. Manager shall purchase in reasonable quantities and at reasonable prices all supplies, materials, tools and equipment which Manager shall deem necessary or appropriate for the proper operation and maintenance of the Property. Manager shall be required to utilize Property Revenue in order to pay any and all amounts due under such service and maintenance contracts, to pay for all utilities and to pay for all such supplies, materials, tools and equipment.

(h)        Supervision of Tenants.

(i)        Manager shall plan and coordinate the moving in and moving out of Tenants in the Property in order to insure a minimum of disturbance to the operation of the Property and to other Tenants then occupying or preparing to occupy space in the Property.

(ii)        Manager shall receive and use all reasonable efforts to attend to and resolve any complaints, disputes or disagreements by or among Tenants.

(iii)        Manager shall take steps in accordance with the Applicable Standards to cause the Tenants' compliance with the terms and provisions of their respective Leases.

(iv)        Manager may terminate tenancies, evict Tenants and recover possession of premises occupied by them, and sue in Owner's name to recover Rents and other sums due, and shall be required to utilize Property Revenue in order to pay all actual attorneys' fees, court costs and legal expenses incurred in connection with such actions.

(i)        Insurance. Manager shall procure and maintain in full force and effect at all times insurance coverage to adequately protect Owner and the Property, which shall be in compliance with the terms of the Senior Loan Agreement and the Mezzanine Loan Agreement, and in compliance with Applicable Standards and all insurance costs shall be funded by Manager by applying Property Revenue to all such insurance costs. In all events, the insurance maintained by Manager with respect to the Property shall be consistent with the insurance obtained by Manager with respect to the other similar manufactured home communities managed by Manager or its affiliates in southeast Michigan. In the event that the insurance maintained by Manager does not provide coverages for the benefit of Owner consistent with the insurance previously maintained by Owner, as evidenced by the certificate which is attached hereto as Exhibit B, then, in such event, Manager shall indemnify, defend and hold Owner harmless with respect to all liabilities incurred by Owner which would have been covered by such insurance in the event Manager had maintained such insurance set forth on Exhibit B and Sun Communities Operating Limited Partnership shall guarantee such indemnity for the benefit of Owner by joining in this Agreement as provided below. Pursuant to Section 3(c), Manager shall pay all premiums for such insurance coverage as part of Operating Expenses. Additionally, Manager agrees and covenants to carry at all times Workers' Compensation and Employers' Liability coverage and shall be entitled to utilize Property Revenue to pay for such insurance coverages. Manager shall be required to cause the Senior Lender to be identified as the loss payee with respect to any casualty insurance and shall be required to identify Owner as a named insured and any other parties reasonably designated by Owner as additional insureds on all insurance policies and shall provide Owner with copies of insurance certificates promptly upon request by Owner and shall provide Owner with such additional information regarding such insurance policies as Owner or Owner's insurance agent may reasonably request including, without limitation, copies of all such insurance policies. All insurance obtained by Manager shall state that the insurance shall be considered primary and non-contributory with any similar coverage maintained by additional insureds. In the event that Manager self-insures any of the insurance coverage otherwise required to be obtained hereunder, then, in such event, Manager shall be directly liable to Owner for all amounts which would have otherwise receivable by Owner under such insurance policies, Manager shall be permitted to utilize Property Revenues to fund this liability to Owner, and Sun Communities Operating Limited Partnership joins in this Agreement solely for the purpose of guarantying payment to Owner of all such amounts and payment of all insurance deductibles related to claims under such insurance policies and guarantying payment under the indemnity by Manager to Owner set forth above.

(j)        Advertising - Public Relations. Manager may, but shall not be required to, hire such advertising services, place such advertisements and generally supervise and attend to all promotional matters pertaining to the operation of the Property as Manager shall deem advisable.
(k)        Litigation. To the extent Manager in its sole discretion deems it prudent, Manager shall institute legal or other actions, in the name of the Owner, to enforce the collection of rent or other income from the Property, and to dispossess tenants or other persons from the Property, and to enforce the rules and regulations thereof; provided, however, Manager shall be obligated to utilize Property Revenue to pay all actual attorneys' fees, court costs and legal expenses incurred in connection with such actions including payment of any sums which may become due as a result of counter and/or cross-claims in such actions. In the event that there are insufficient funds to pay any and all such actual attorneys' fees, court costs and legal expenses or other sums due in connection with such action(s), Manager shall be required to fund such shortfalls. In connection with such legal action, Manager may engage legal counsel reasonably acceptable to Owner. All such suits and proceedings shall be brought in the name of Owner but shall be handled in such manner as Manager directs; provided, however, in the event that a suit or proceeding could result in liability to Owner in excess of $10,000, then Owner shall be entitled to retain separate counsel to defend Owner in connection with such suit or proceeding. Unless counsel engaged by Manager is prohibited from representing Owner due to a conflict of interest, Owner's separate counsel shall be engaged by Owner at its expense. Owner shall be entitled to join in any settlements of any such suits and proceedings if the settlement could reasonably be expected to create a material liability for the Owner which is not required to be satisfied by the Manager, and any such settlements will require Owner's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All legal expenses incurred in bringing such suits or proceedings or defending against all such suits and proceedings in conformance with this Section 3(j) (other than for Owner's separate counsel if no conflict exists) shall be reimbursable Operating Expenses to Manager.

(l)        Permits and Licenses. Manager shall apply for, obtain and maintain, in the name of Owner, all licenses and permits required by any federal, state, county or municipal authority in connection with the management or operation of the Property.

(m)        Compliance. In accordance with the Applicable Standards, Manager shall take or cause to be taken such actions in and about or affecting the Property as Manager shall deem advisable to comply with all legal requirements applicable to the Property. Manager agrees not to permit the use of the Property for any purpose in violation of the Applicable Standards which may void any policy of insurance, which may render any loss thereunder uncollectible or which would be in violation of any governmental laws, regulations or restrictions.

Manager shall, without Owner's prior written approval, take or cause to be taken any such actions without limitation as to cost if failure to do so would or might, in Manager's reasonable judgment, expose Owner or Manager to criminal liability. Manager and Owner shall each promptly notify the other of any violation, order, rule or determination affecting the Property of any governmental authority or agency.

In accordance with the Applicable Standards, Manager shall take or cause to be taken such actions in and about or affecting the Property as Manager shall deem advisable to comply with all terms and conditions contained in any ground lease, space lease, mortgage, deed of trust or other security instrument affecting the Property.

Owner may, without Manager's prior written approval, take or cause to be taken any actions which reasonably must be taken by Owner to prevent Owner from incurring exposure for criminal liability or civil liability and all costs and expenses incurred by Owner in connection therewith shall be paid by Owner, unless Manager has failed to act in accordance with the Applicable Standards with respect to such matter, in which event the cost thereof shall be a reimbursable Operating Expense, to be repaid by Manager to Owner from the Property Revenue within thirty (30) days after written request therefor.

(n)        In the event Owner incurs any costs or expenses associated with the operation, maintenance, repair, replacement and/or management of the Property, Owner shall be reimbursed from Property Revenue for all such costs and expenses and Manager shall cause such reimbursement to occur within thirty (30) days after written request therefor by Owner.

(o)        All service, utility, supply, maintenance and employment contracts and agreements and all other continuing contractual obligations affecting Owner or the ownership, operation or development of the Project, and all amendments thereto and which will not be terminated as of the Effective Date (collectively, the "Project Contracts") are listed on the attached Exhibit C. True, correct and complete copies of all Project Contracts have been delivered to Manager. Those Project Contracts identified on Exhibit C as being assumed by Manager after the Effective Date and shall be the “Assumed Project Contracts”. To Owner's knowledge, each Assumed Project Contract is in full force and effect, Owner has complied in all material respects with the provisions of each Assumed Project Contract to which it is a party and is not in material default under any such Assumed Project Contract and, to the actual knowledge of Owner, no other party to any Assumed Project Contract has failed to comply in any material respect with, or is in default under, the provisions of any Assumed Project Contract. Prior to or at the Effective Date, Owner shall terminate (x) any contract of Owner not identified as Project Contracts, and (y) the contracts listed on Exhibit C (the “Non-Assumed Project Contracts”). Prior to and after the Closing, Owner shall be responsible for all liabilities and obligations of Owner under the Non-Assumed Project Contracts, and shall indemnify and hold harmless Manager from all such liabilities and obligations.

4.        Manager's Duties and Powers as Leasing Manager.

(a)        Duties. Manager shall use all reasonable efforts, consistent with normal and customary practices in the manufactured home leasing business, to negotiate and consummate Leases for all space in the Property available for rent from time to time, at rentals and upon such other terms and conditions as shall be consistent with the relevant market for the Property, as reasonably determined by Manager. Owner acknowledges that Manager and its affiliates own manage and operate other manufactured home communities in the vicinity of the Property. In connection with such leasing activities, Manager shall be required to comply with the Applicable Standards and to comply in all material respects with all applicable laws, rules and regulations of all applicable governmental authorities and agencies which could reasonable be expected to expected to create a material liability for the Owner which is not required to be satisfied by the Manager hereunder.

(b)        Powers. Subject to the terms and conditions of this Agreement, Manager shall have the power to:

(i)        negotiate on behalf of Owner, on such terms as may be designated by Owner to Manager from time to time, with respect to the rental of space at the Property, the extension or renewal of existing Leases and the modification or termination of Leases and other agreements pertaining to all of the above;

(ii)        prepare or cause to be prepared, using Manager's form of Lease, all new Leases and modifications or terminations of existing Leases; and

(iii)        authorize or provide for advertisements and other promotional activities, including, leasing plans and signs and circular matter, contemplated under the marketing and promotional program developed by Owner.

5.        Manager's Duties and Powers as Asset Manager. In connection with its appointment as asset managers hereunder, Manager shall perform the following services:

(a)    oversee the preservation of the assets and properties associated with the Property in an efficient and satisfactory manner, and all property management and leasing functions in connection with the Property;

(b)    review the financial performance of the Property;

(c)    handle the financial reporting and cash management requirements of Owner relative to the Property including, without limitation, all reporting and cash management requirements associated with the Senior Loan and/or Mezzanine Loan;

(d)    maintain proper books of accounts and other records with respect to Owner's interest in the Property;

(e)     compile information relating to the Property as necessary for the preparation of tax returns by the Owner and provide such information to the tax return preparers and advisers designated by Owner not later than April 1st of each year;

(f)    handle all loan compliance procedures and reporting with the Senior Lender, the Mezzanine Lender and their successors and assigns;

(g)    investigate, select and manage relationships with accountants, legal counsel, property managers, brokers, investors, builders and developers, banks and other lenders in connection with the Senior Loan and the Mezzanine Loan, and others as necessary in connection with the business of Owner; and

(h)    manage, on behalf of Owner, the collection and disbursement of funds derived from the Property, payment of the debts and fulfillment of the obligations of Owner as to the Property, and subject to the limitations set forth in this Agreement, handle, prosecute and settle any claims of Owner as to the Property.

In performing its asset management services under this Agreement, the Manager may from time to time call upon and utilize various facilities, personnel and support services of other persons including one or more affiliates of the Manager. The Manager shall have the authority to execute agreements, contracts and other documents as asset manager pursuant to this Agreement to the extent such documentation is necessary or appropriate to carry out Manager's asset management responsibilities hereunder, and no separate approval or consent of Owner shall be required as to such documentation, as long as the execution of such documentation does not create any material adverse impact on Owner and does not violate the terms and conditions of the loan documents with respect to the Senior Loan and/or the Mezzanine Loan.

6.        Books, Accounts, Records and Remittances.

(a)        Books and Records. Manager shall establish and maintain such books of account, records and other documentation pertaining to the operation and maintenance of the Property as Manager determines are customarily maintained by managing agents of Property similar in location and size to that of the Property. Owner and any representative of Owner shall have the right to inspect such records and audit any and all statements during all business hours, and make photocopies of same at Owner's expense and such right of inspection, audit and photocopying shall survive the expiration or termination of this Agreement.

(b)        Operating Accounts. Manager shall open and maintain an account or accounts separate from Manager's personal account (collectively, “Operating Accounts”), as Manager shall deem necessary, in a banking institution or institutions designated from time to time by Manager. Manager shall deposit in the Operating Accounts all funds collected by Manager under this Agreement, and shall make withdrawal from the Operating Accounts, pursuant to Section 3(c) above.

(c)        Security Deposits. If and when required by law and/or Lease, Manager shall deposit in separate accounts all security deposits, if any, of Tenants. Notwithstanding the foregoing, irrespective of whether Manager holds security deposits in a separate account, in all events, Manager shall be required to repay all security deposits collected by Manager to the Tenants (to the extent required by law and/or such Tenant's Lease) and Manager shall indemnify, defend and hold Owner harmless with respect to liabilities incurred by Owner as a result of any unpaid security deposits.

(d)        Year-End Reports. As soon as practicable after the end of each Operating Year but in no event later than one hundred twenty (120) days after the end of each Operating Year, Manager shall prepare detailed statements of all receipts, expenses and charges pertaining to the operation and maintenance of the Property during the preceding Operating Year. Manager shall deliver such other reports as are created by Manager in accordance with the Applicable Standards or which are required to be prepared under any mortgage loan documents (which it may legally distribute to Owner in accordance with applicable law). Owner shall be responsible for the preparation of its own federal, state and local tax returns, including income and informational tax returns.

7.        Compensation

(a)        Property Management Fees. Manager shall be paid Manager's property management fee (the “Property Management Fee”) from Property Revenue for its performance of the Management Activities an amount equal to three percent (3%) of the Property Revenue actually collected by or for the account of Owner in each calendar month, or proportion thereof, during the term of this Agreement. Subject to the terms of Section 3(c) above, the Property Management Fee shall be payable monthly, on or about the 10th day of each calendar month, based upon Property Revenue actually collected during the immediately preceding month, and in accordance with Section 3(c) above. Manager shall be entitled to receive any accrued and unpaid Property Management Fees for prior months to the extent there is Property Revenue available to pay such accrued and unpaid Property Management Fee. If this Agreement is terminated and the effective date of such termination is a day other than the last day of any calendar month, the Property Management Fee earned by Manager for such month shall be prorated and adjusted based on the Property Revenue collected for such month.

(b)        Asset Management Fees and Reimbursement.

(i)        Manager shall be paid Manager's asset management fees (the “Asset Management Fee”) from Property Revenue for its performance of its asset management services hereunder, an amount equal to four percent (4%) of the Property Revenue actually collected by or for the account of Owner in each calendar month, or proportion thereof, during the term of this Agreement. Subject to the terms of Section 3(c) above, the Asset Management Fee shall be payable monthly, on or about the 10th day of each calendar month, based upon Property Revenue actually collected during the immediately preceding month, and in accordance with Section 3(c) above. Manager shall be entitled to receive any accrued and unpaid Asset Management Fees for prior months to the extent there is Property Revenue available to pay such accrued and unpaid Asset Management Fees. If this Agreement is terminated and the effective date of such termination is a day other than the last day of any calendar month, the Asset Management Fees earned by Manager for such month shall be prorated and adjusted based on the Property Revenue collected for such month.

(ii)        In addition, Manager shall be reimbursed from Property Revenue for all costs and expenses incurred by the Manager in connection with performing its asset management duties set forth in this Agreement; provided, however, the Manager shall not reimburse the Manager for any such asset management expenses related to the Manager's overhead and other internal expenses, personnel expenses of employees located at the Manager's home office and costs attributable to losses arising from criminal acts, gross negligence, willful misconduct or fraud by the Manager or the Manager's employees.

8.        Termination.

(a)        Termination. This Agreement may be terminated:

(i)        by the mutual written agreement of Owner and Manager;

(ii)        by either Owner or Manager, if the entire Property is condemned or acquired by eminent domain;

(iii)        by Manager, if Owner is in default of its obligations under this Agreement, which such default remains uncured for a period of thirty (30) days following receipt by Owner of written notice from Manager of such default, or for such longer period as may be reasonably necessary to cure the default if Manager is diligently pursuing a cure of such default;

(iv)        by Manager, at any time on not less than 60 days' prior written notice to Owner;
(v)        by Manager, at any time, if the Rudgate Clinton Management Agreement is validly terminated pursuant to Section 8(a)(iii) thereof.

(vi)        by Owner, if Manager commits a fraud against Owner or a crime consisting of moral turpitude or in the event of embezzlement or any other felony which is likely to materially impact Owner.

(vii)        by Owner, to the extent Owner is required to terminate the Agreement as a result of the requirements of the Senior Lender or Mezzanine Lender;

(viii)        by Owner, if Manager is in material default of its obligations under this Agreement, which such default remains uncured for a period of thirty (30) days following receipt by Manager of written notice from Owner of such default provided however, if such default is not capable of cure within such thirty (30) day period, Manager shall have such additional time as may needed so long as Manager is diligently pursuing such default, such default will create a material adverse liability to Owner; provided, however, in the event Manager disputes that it has created such a default, this Agreement shall not be terminated by Owner until a court of competent jurisdiction has determined that Manager has in fact defaulted under the terms of this Agreement and Manager has failed to satisfied the judgment within sixty (60) days after it has become final and un-appealable.

(b)        Upon the expiration of the initial term of this Agreement, in the event that Mezzanine Loan remains outstanding, and except as otherwise provided in Subsections 8(a)(vi), (vii) and (viii) hereof, Owner shall not replace the Manager with respect to the Property without first obtaining the prior written consent of the Mezzanine Lender and until such time as Owner has obtained such consent, Manager shall continue to operate the Property in accordance with the terms of this Agreement and shall be entitled to receive all amounts due hereunder including reimbursement of costs and expenses incurred during such extended management period.

(c)        Survival of Obligations. Upon the expiration or termination of this Agreement, (i) Owner's appointment of Manager hereunder shall cease and terminate and, except as otherwise specifically provided hereunder, Owner and Manager shall have no further obligation or liability to the other, (ii) Manager shall no longer have any authority to represent Owner or take or cause to be taken any actions on Owner's behalf, and (iii) Owner shall remain liable to Manager to pay all Property Management Fees, Asset Management Fees and other fees, expenses and amounts payable to Manager hereunder which shall have accrued through the date of termination; provided, however, Owner's obligation to fund such amounts shall be limited to available net cash flow received from Property Revenue not otherwise used to pay Operating Expenses. The provisions of this Section shall survive any such expiration or termination.

(d)        Continuation of Services. In the event this Agreement is terminated as a result of actions taken by the Senior Lender and/or Mezzanine Lender, then, at the request of Owner, Manager shall continue to manage the Property until such time as a successor property management company and/or receiver has been appointed in order to insure a continuation of management services without interruption and, subject to the Senior Lender and/or Mezzanine Lender making sums available to pay Manager all sums due hereunder, Manager shall continue to have the right to be paid all fees due hereunder and to be reimbursed for all amounts due hereunder during such extended management period.

9.        No Encumbrance; Cooperation. Owner agrees that during the term of this Agreement, neither Owner nor Manager shall, absent mutual consent: (a) permit any liens to be placed upon the Property, other than to the Senior Lender under the Senior Loan Agreement and the Mezzanine Lender under the Mezzanine Loan Agreement; or (b) grant any easements, rights of way, surface oil or mineral rights, or other encumbrances. Owner and Manager will, if required, or deemed reasonably necessary or desirable by both Owner and Manager, join and assist in the preparation and/or filing by Manager, the execution of all permits, applications, and other written requests, reports and documents, including, but not limited to, rezoning and site plan approval applications for easements, tax splits, challenges to or reduction of real estate taxes and any other documents necessary for Owner's use of the Property, and appear at zoning and site plan approval hearings. Owner agrees not to hinder or object to any site plan approval applications submitted by or on behalf of Manager, which site plan approval application is intended to improve the value or operation of the Property in the reasonable opinion of Manager.

10.        Indemnification.

(a)        Scope.

(i)        Subject to the limitations set forth in this Section 10(a)(i) below, Owner shall indemnify, defend and hold harmless Manager and its principals, officers, directors, shareholders, partners, employees and agents (individually and collectively, the “Owner's Indemnitees”) from and against any and all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including reasonable counsel fees and disbursements (collectively, “Damages”) incurred by reason of or arising out of Owner's breach of this Agreement, willful misconduct or bad faith. Owner shall not be required to indemnify, hold harmless or reimburse Owner's Indemnitees with respect to any matter arising out of Manager's, Manager's officers' and/or directors' or employees' gross negligence, willful misconduct or fraud. Notwithstanding the foregoing, Owner's liability and obligation to indemnify Owner's Indemnitees under this Section 10(a)(i) shall be paid by the Property Revenue only and otherwise shall be non-recourse to Owner.

(ii)        Manager shall indemnify, defend and hold harmless Owner and its principals, officers, directors, shareholders, members, partners, employees and agents (individually and collectively, the “Manager's Indemnitees”) from and against any and all Damages incurred by reason of or arising out of (A) Manager's breach of this Agreement, gross negligence, willful misconduct or bad faith, and (B) any injury to or death of any person(s), damage to property, loss or use of any property or otherwise in connection with the performance by Manager of Manager's obligations under this Agreement, (C) any claim, proceeding or suit involving an alleged violation by Manager, its agents or employers, of any law pertaining to (1) fair employment, fair credit reporting, rent control, payment of employment or other taxes which are the responsibility of Manager, or fair housing, including, but not limited to, any law prohibiting or making illegal discrimination on the basis of race, sex, creed, family status, age, color, religion, national origin or mental or physical handicap, or (2) any law pertaining to environmental matters, provided, however, Manager only shall be liable for the indemnity under this Section 10(a)(ii)(B)(2) if Manager, its agents or employees is finally adjudged to have violated any such law pertaining to environmental matters. Manager shall not be required to indemnify, hold harmless or reimburse Manager's Indemnitees with respect to any matter arising out of Owner's, Owner's officers', directors', members' or employees' gross negligence, willful misconduct or fraud, and (D) Manager's failure to fund any shortfall needed to pay for amounts due by Manager under this Agreement to the extent Manager is obligated to fund such amounts irrespective of whether Property Revenue is available. Furthermore, Manager shall indemnify Owner against, all expenses incurred by Owner including, without limitation, actual attorneys' fees, court costs and legal expenses and any liability, fines, penalties or the like, in connection with any claim, proceeding or suit involving an alleged violation of law by Manager, its agents or employees or with respect to the payment of any employment or other taxes required to be paid by Owner and which are the responsibility of Manager or to be funded from Property Revenue. Manager shall be permitted to utilize Property Revenues to fund its liability and obligation to indemnify Manager's Indemnities under this Section 10(a)(ii) hereof.

(b)        Conditions. The obligation of Owner or Manager to indemnify, hold harmless and reimburse Manager's Indemnitees or Owner's Indemnitees, respectively, under Section 10(a) above are subject to the condition that Manager's Indemnitees or Owner's Indemnitees, as applicable, shall not take or fail to take any actions, including the prompt notification of the indemnitor or an admission of liability, which would bar Owner or Manager, as the case may be, from enforcing any applicable coverage under policies of insurance or would prejudice any defense of Owner or Manager, as the case may be, in any appropriate legal proceedings pertaining to any such matter or otherwise prevent Owner or Manager, as the case may be, from defending itself with respect to any such matter.

(c)        Survival. The provisions of this Section 10 shall survive the expiration and any termination of this Agreement.

(d)        Release from Liability. Each party hereby releases the other in respect of any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damage or destruction with respect to its property by fire or other casualty occurring during the term of this Agreement if, and to the extent, covered under the fire insurance policy covering the Property or any other insurance policy carried by Owner or Manager. Owner and Manager shall be named insureds under the fire and extended coverage, rent insurance and “all risk” insurance covering the Property, as well as any other insurance carried by Owner or Manager in respect of the Property. The foregoing release shall not apply to the extent Manager self-insures for any of the insurance otherwise required to be carried by Manager under this Agreement.

11.        Timely Performance. Owner and Manager shall each perform all of their respective obligations under this Agreement in a proper, prompt and timely manner. Each shall furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its responsibilities hereunder. Owner and Manager each shall take all such actions as the other may from time to time reasonably request and otherwise cooperate with the other so as to avoid or minimize any delay or impairment of either party's performance of its obligations under this Agreement.

12.        Assignment.

(a)        Manager's Permissible Assignments. Manager may assign this Agreement or delegate its responsibilities hereunder to any entity controlled by Manager or any entity that controls or is under common control with Manager. Further, Manager may assign this Agreement or delegate its responsibilities hereunder as a part of any sale of all or substantially all of its assets. Manager shall not otherwise assign this Agreement or delegate its responsibilities hereunder, except as contemplated by this Agreement, without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed.

(b)        Owner's Permissible Assignment. Owner shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Manager which consent may be withheld by Manager for any reason.

(c)        Assumption and Release. Each permitted assignee of this Agreement shall agree in writing to personally assume, perform and be bound by all of the terms, covenants, conditions and agreements contained in this Agreement, and thereupon the assignor of this Agreement shall be relieved of all obligations hereunder except those which shall have accrued prior to the effectiveness of such assignment.

13.        Notices. Any and all notices or other communications given under this Agreement shall be deemed duly served (i) when personally served; (ii) three (3) days after deposited in the U.S. certified mail, return receipt requested; (iii) upon receipt if sent by telephone facsimile with fax acceptance sheet verifying receipt; or (iv) one (1) day after being sent via “overnight” courier service, addressed to the parties at the following address:

If to the Owner:

Rudgate Village SPE, LLC
Attn: Mr. Graham A. Orley
201 W. Big Beaver Road, Suite 720
Troy, MI 48084-5297
Fax: (248) 689-2221

And to:

Mr. Gregg L. Orley
40900 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
Fax: (248) 593-0323

With a required copy to:

Maddin, Hauser, Wartell, Roth & Heller, P.C.
28400 Northwestern Hwy., 3rd Floor
Southfield, MI 48034-1839
Attn: Mr. Lowell D. Salesin
Fax: (248) 359-6189

If to the Manager:

Sun Home Services, Inc.
Attn: Jeff Davidson
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn:     Mr. Mark P. Krysinski
Fax: (248) 351-3082

Any party may change its address for the giving of notices under this Agreement by delivering to the other party ten (10) days' written notice of such change of address.

14.        Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan, without regard to conflicts-of-laws principles that would require the application of any other law.

15.        Compliance with the Law. Manager, in fulfilling its obligations under this Agreement, shall comply with all applicable law.

16.        Government Orders. In the event that any governmental agency, authority or department should order the repair, alteration or removal of any structure or matter in the Property and if after written notice of the same to Owner by such body or by Manager, Owner fails to authorize Manager or others to make such repairs, alterations or removal, Manager shall be released from any responsibility in connection therewith, and Owner shall be answerable to such body for any and all penalties and fines whatsoever imposed because of such failure on Owner's part. Notwithstanding the foregoing, however, Manager is hereby expressly authorized and shall comply with any governmental agency, authority or department order promptly following receipt thereof and may do so without first obtaining Owner prior written consent and, subject to any limitation set forth herein, shall be entitled to be reimbursed for any and all costs and expenses incurred in connection therewith from Property Revenue.

17.        Subordination and Assignment Agreements. Manager shall enter into such customary assignments and/or subordination agreements as may be requested by the Senior Lender and/or the Mezzanine Lender, all promptly after written request therefor.

18.    Attorneys' Fees. Should either party retain an attorney to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, then the non-prevailing party in any action agrees to pay to the prevailing party all reasonably costs, damages and expenses, including reasonable attorneys' fees expended or incurred in connection therewith.
19.        Waiver of Trial by Jury. OWNER AND MANAGER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. OWNER AND MANAGER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

20.         Property Sale Restrictions. Prior to any offer or sale of the Property, Owner shall comply with the following restrictions:

(a)     At least sixty (60) days prior to offering the Property for sale or soliciting offers for the sale of the Property, Owner shall give Manager written notice thereof, together with a summary of the material terms of the sale (a “Sale Notice”). If Manager responds in writing to the Sale Notice within ten (10) days after the receipt thereof stating that it wishes to Purchase the Property upon the terms set forth in the Sale Notice, Owner and Manager shall have a period of thirty (30) days (“Negotiation Period”) within which to negotiate the terms of and execute a binding purchase and sale agreement for the Property.

(b)     If such an agreement is not executed within the Negotiation Period, or if Manager fails to timely respond to the Sale Notice, then for a period of six (6) months after the expiration of the Negotiation Period or Manager's failure to timely respond to the Sale Notice, as applicable, (the “Offer Period”) Owner, may offer the Property for sale and shall be permitted to sell the Property to a purchaser for the Property based upon terms no more favorable to Owner than the terms and conditions set forth in the Sale Notice. In the event Owner intends to offer the Property on terms other than the terms and conditions set forth in the Sale Notice, then Owner shall again be required to provide Manager with a revised Sales Notice incorporating a summary of the modified terms of the sale. If Owner intends to enter into a binding agreement with a purchaser for the sale of the Property (“Sale Agreement”) within the Offer Period, Owner shall give Manager written notice thereof accompanied by a copy of the proposed Sale Agreement pertaining to the sale of the Property (a “Third Party Sale Notice”). For a period of ten (10) days thereafter, Manager shall have the right to enter into the Sale Agreement by written notice to Owner, in which event the Sale Agreement shall constitute a binding agreement between Owner and Manager, and the named purchaser under the Sale Agreement shall have no further rights or obligations thereunder. If Manager does not enter into such Sale Agreement within such ten (10) day period, then Owner may sell the Property to the named purchaser pursuant to the Sale Agreement; provided, however, that any material modification of the Sale Agreement shall be considered a new Sale Agreement, which will entitle Manager to a new Third Party Sale Notice and the right to assume the obligation of the named purchaser within ten (10) days following the Manager's receipt of the new Third Party Sale Notice as aforesaid. If a Sale Agreement is not entered into within the Offer Period, or Owner fails to close upon the sale of the Property pursuant to the Sale Agreement, then Owner may not sell the Property, offer the Property for sale or solicit offers for the sale of the Property without giving Manager a new Sale Notice, in which event the provisions of this Section 20 shall be applicable with respect to such new Sale Notice.

(c)        At Manager's request, Owner shall join in the execution and acknowledgement of a memorandum setting forth the provisions of this Section 20, which may be recorded.

21.        Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the management of the Property. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. This Agreement may not be modified, amended or terminated, nor may any term or provision hereof be waived or discharged, except by instrument signed by Owner and Manager. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and permitted assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. If any of the provisions of this Agreement shall to any extent be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any references in this Agreement to any one gender, masculine, feminine or neuter, includes the other two, and the singular includes the plural, and vice versa, unless the context otherwise requires.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Property Management Agreement as of the day and year first above written.

MANAGER:

SUN HOME SERVICES, INC.,
a Michigan corporation

By: /s/ Jonathan M. Colman
Name: Jonathan M. Colman
Title: Executive Vice President

OWNER:

RUDGATE VILLAGE SPE, LLC,
a Delaware limited liability company

By:     Rudgate Manager, LLC, its Manager
By:     /s/ Graham A. Orley
Graham A. Orley, Authorized Signatory
And
By:     /s/ Gregg L. Orley
Gregg L. Orley, Authorized Signatory

JOINDER

THE UNDERSIGNED hereby joins in this Agreement solely for purposes of agreeing to fund the obligations to the extent set forth under Section 3(i) hereof.

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By: Sun Communities, Inc., its General Partner

By:    /s/ Jonathan M. Colman
Name: Jonathan M. Colman
Title:    Executive Vice President

Exhibit List

A Legal Description
B Existing Rudgate Insurance
C Project Contracts, Assumed Project Contracts, and Non-Assumed Project Contracts

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